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                                                                    Exhibit 10.3


                      EASTERN ENVIRONMENTAL SERVICES, INC.
                         1000 CRAWFORD PLACE, SUITE 400
                          MT. LAUREL, NEW JERSEY 08054




Mr. Joseph Savino
Mr. Frank Savino
c/o  Muchnick, Golieb & Golieb, P.C.
630 Fifth Avenue
New York, New York 10111


     Re: Agreements and Plans of Reorganization, dated as of May 18, 1998, by and among Allegro Enterprises, Inc., Allegro Transportation and Recycling, Inc., Allegro Carting and Recycling, Inc., Joseph Savino and Sons, Inc., Lee Bin Containers, Inc., Joseph and Frank Savino Partnership, Regional Recycling, Inc., Madison Enterprises, Inc., (collectively, the "Companies") and Joseph Savino and Frank Savino (the "Sellers") and Eastern Environmental Services, Inc. ("EESI") (hereinafter referred to as the "New Jersey Agreement", and the New York Agreement" and collectively as the "Agreements")
          --------------------------------------------------------------------

Gentlemen:

          We have agreed to amend certain terms and conditions of the Agreements as set forth below. All terms not defined in this letter shall have the meanings set forth in the Agreements.

        1. (a) An existing U. S. income tax receivable in the approximate amount of $20,000 presently owed to several of the Companies (the "Tax Receivable") shall be treated as a "Receivable" if the Tax Receivable is paid in full within one hundred fifty (150) days after the Closing (as hereinafter defined). In such event, the Tax Receivable will be deemed a bona fide receivable, and the dollar value of the EESI Stock, if any, deliverable at the time of the adjustments in respect of the Closing Date Balance Sheet pursuant to the Agreements (the "Adjustment Date"), will be further increased by the amount of the Purchasers' receipts in respect of the Tax Receivable. If the Tax Receivable is not paid in full within one hundred fifty (150) days after the Closing, the Tax Receivable shall be deemed to have not been a bona fide Receivable, and no amount shall be paid by the Purchaser in respect of it.

            (b) The amount of cash that the Companies are required to have at the Closing shall be decreased by $28,900 in respect of certain amounts owed to the Companies by Purchaser for the so-called "CVS Containers and collection services."
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            (c) The aggregate dollar value of the EESI Stock deliverable at the
Closing under both Agreements shall be $26,150,000 and the number of shares delivered shall be calculated on the basis of a stock price of $31.50 per share. The Purchase Price is allocated between the New York agreement and New Jersey agreement as $6.55 million and $19.6 million, respectively. The number of shares delivered shall be reduced or increased as of the Adjustment Date as provided in
Section 1.3 of the Agreements in respect of liabilities and Debt on the Closing Balance Sheet (without regard to the further adjustment called for by the Letter Agreement).

        2. The term "restricted stock" as used in the Agreements shall mean EESI Stock which is not transferable under Rule 144 before August 19, 1999. The term "Closing Balance Sheet" shall mean the balance sheet dated as of June 30, 1998 and attached hereto as attachment A.

        3. New Section 6.12 shall be added to Article VI of the New Jersey Agreement, which shall read as follows:

          "Section 6.12.  New York Agreement Closing.  Closing under the New
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          York Agreement shall occur simultaneously with the Closing under this
          Agreement notwithstanding the recitals to the Agreements or any other provisions thereof."

        4. New Section 6.12 shall be added to Article VI of the New York Agreement, which shall read as follows:

          "Section 6.12  New Jersey Agreement Closing.  Closing under the New
                         -----------------------------
          Jersey Agreement shall occur simultaneously with the Closing under this Agreement notwithstanding the recitals to the Agreements or any other provisions thereof."

        5. The simultaneous closing under the New Jersey Agreement and the New York Agreement shall be referred to as the Closing.

        6. At the Closing, thirty percent (30%) of the EESI Stock deliverable shall be held in escrow by Robert Kramer & Associates, P.C. The Escrow Stock shall be made up of restricted stock and shall be disbursed to Purchaser or to Seller as follows:

            (a) One third (1/3) of the Escrow Stock (the "First Tranche") shall be disbursed to Sellers on the first anniversary of the Closing Date; provided, however, that if Purchaser has made any indemnity claim or claims pursuant to
Article 8 of either of the Agreements and such claim or claims have not been fully resolved by the first anniversary of the Closing Date, the Escrow Stock included in the First Tranche shall be retained by the Escrow Agent, until the resolution of any such claim or claims. To the event that any shares included in the First Tranche has not been distributed at a time when the Second Tranche is required to be distributed to Purchaser, such shares shall also be distributed to Purchaser.

            (b) Two thirds (2/3) of the Escrow Stock shall be distributed to the Seller if the currently filed, (as amended from time to time) Major Modification to New Jersey

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Department of Environmental Protection ("DEP") (No. 7140012-35) (the "Permit")
is granted by DEP, and to the Purchaser if the Permit is revoked or the Major Modification, as amended from time to time is not granted and the time to appeal has expired; provided, however that if the Major Modification is granted with a legal capacity of less than 600 tons (of municipal solid waste and/or recycling) per day, the number of shares distributed to the Seller shall be reduced by the amount that is equal to the number of tons that is less than 600 multiplied by $5,000, with the product being divided by the closing price of a share of EESI Stock on the date that the shares are disbursed. The Purchaser shall in good faith pursue the granting of the Major Modification Permit and shall consult with the consultantant recommended by Sellers throughout the entire process. Purchaser shall not amend the Major Modification to increase the daily tonnage in excess of 600 tons per day without the consent of Seller or the release of the EESI stock to Seller. Purchaser may legally operate the Transfer Station at 600 tons per day of MSW and/or recycling one year after the expiration date of the currently issued permit. The Escrow Stock should be dispensed to Seller.

            (c) If EESI is required to issue to Sellers additional shares of EESI Stock in accordance with an increase in the Purchase Price, there will be a corresponding increase in the number of shares required to be held in Escrow.

            (d) If there is a decrease in the Purchase Price, then there will be a corresponding cancellation of the Escrowed shares.

        7. In connection with the Closing under the New Jersey Agreement, Sellers shall convey to EESI all right, title, and interest in, and to, the name "Interboro", Interboro Disposal & Recycling, and any variants thereof.

        8. The assets to be purchased under Section 1.5 (s) of the New Jersey Agreement shall include all right, title, and interest in, and to, the Real Property located at 1714 Willow Avenue, Hoboken, New Jersey. The term "Real Property", as used in the New Jersey Agreement or any of its affiliates shall be deemed to include this additional property for all purposes, including the applicability of representations, warranties, covenants and indemnities. The amount of cash that Sellers are required to have at the Closing shall be decreased by $175,000 in respect of this additional Asset so long as an appraisal received arriving at that amount shall have been delivered to Purchaser.

        9. Sellers acknowledge that all costs, expenses, liabilities and claims incurred by EESI or any of its affiliates and relating to the matter captioned IESI Corp. v. Eastern Environmental Services, Inc., et al. shall be Sellers'
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exclusive responsibility.  Any such costs, expenses, liabilities, and claims shall be treated as Liabilities for which Seller is obligated to indemnify Purchaser under Section 8.3 of the Agreements.

        10. The Sellers represent and warrant that set forth on Attachment B to this letter agreement is a true and correct list of all assets, licenses, and permits (including, without limitation, all containers and all other equipment located at the Seller's Transfer Station at 26 Bay Street, Brooklyn, New York) used by Sellers in connection with the asbestos collection business of the Sellers conducted in the City of New York and all accounts receivable from that business

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as of the date hereof, other than assets which are jointly used in the Asbestos and the solid waste carting business (the "Asbestos Assets").

        11. The Sellers consent and agree that, notwithstanding any provision of the Agreements, EESI may assign its rights to purchase any or all of the Asbestos Assets and any and all rights or claims that it may have under the Agreements relating to the Asbestos Assets to a third-party after the Closing.

        12. A new sentence shall be added at the end of Section 8.1 of each the Agreements, which shall read in its entirety as follows:

          In addition to (but without in any way limiting the preceding or any other provision of this Agreement) the Sellers shall jointly, severally and specifically indemnify, defend, protect and hold harmless the Purchaser and each other person indemnified under this
          Section 8.1 from and against any and all Liabilities, damages or diminution in value resulting from (A) any assertion by the City of Newark, State of New Jersey, in respect of solid waste received at the Sellers' Newark transfer station from January 1, 1987 through the present, together with all penalties and other amounts payable thereon or in respect thereof, or (B) any failure of the Sellers to convey to the Purchaser good and marketable title to the assets of Pandora Sanitation, Inc. free of all Encumbrances and claims.

        13.  [Intentionally deleted].

        14. A new Section 4.12 shall be added to each of the Agreements which shall read as follows:

          Section 4.12.  Condition of Real Property.  Prior to the Closing, the
                         --------------------------
          Sellers shall take all actions necessary so the Transfer Stations shall have no more municipal solid waste, asbestos waste, and other materials on the premises than the daily through put amount under the applicable permit.

        All other terms and conditions of the Agreements shall remain in full force and effect.

        If you agree that the terms contained in this letter sets forth an accurate reflection of our understanding and you intend to be legally bound hereby, please sign the duplicate copy and return the same to us.

                                                Very truly yours,

                                                EASTERN ENVIRONMENTAL
                                                SERVICES, INC.


                                                By: /s/ Robert M. Kramer
                                                   -----------------------------

Accepted and Agreed to this   18   day of     August   , 1998
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 /s/ Joseph Savino                              /s/ Frank Savino
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Joseph Savino                                   Frank Savino

Each is signing for himself and as a shareholder, partner, or officer of the Sellers.

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